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                                                                     EXHIBIT 5.1

                [Letterhead of Wilson Sonsini Goodrich & Rosati]

                                April 24, 2000

Peregrine Systems, Inc.
12670 High Bluff Drive
San Diego, California 92130

         RE:    REGISTRATION STATEMENT ON FORM S-8:
                TSB INTERNATIONAL MANAGEMENT STOCK OPTION PLAN]

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 24, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 40,746 shares of your Common Stock, $0.001 par value, (the "Shares") to be issued pursuant to the TSB International Inc. Management Stock Option Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

         It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                                Very truly yours,

                                                WILSON SONSINI GOODRICH & ROSATI

                                                Professional Corporation